Exhibit 99.1

Spectrum Brands, Inc. — Formerly Rayovac Corporation — Announces

Second Quarter Results

Top line growth of 92 percent driven by United acquisition

ATLANTA—(BUSINESS WIRE)—May 4, 2005—Spectrum Brands, Inc. (NYSE: SPC) (formerly known as Rayovac Corporation), a global consumer products company with a diverse portfolio of world-class brands, announced a fiscal 2005 second quarter fully diluted loss per share of four cents, compared with diluted earnings per share of eight cents for the comparable period last year. Second quarter 2005 pro forma diluted earnings per share were 51 cents, a 168 percent improvement compared with 2004 second quarter pro forma diluted earnings per share of 19 cents, and one cent higher than analysts’ mean estimates as reported by First Call. The fully diluted net loss per share included a 39 cent per share charge related to inventory revaluation (see detail below) and a 16 cent charge related to the write-off of debt issuance costs, both charges associated with Spectrum Brands’ second quarter acquisition of United Industries.

Financial results for the quarter ended April 3, 2005 include results from United Industries for the eight week period subsequent to the acquisition date of February 7, 2005 and Microlite S.A., which was acquired on May 28, 2004. Financial results for the periods prior to the acquisition date exclude United and Microlite. Pro forma diluted EPS and other pro forma numbers referenced in this release exclude the impact of certain items detailed in the attached Table 3, “Reconciliation of GAAP to Pro Forma Financial Data” and Table 5, “Reconciliation of GAAP to Pro Forma EPS Guidance.”

“We are off to an excellent start in our first quarter reporting as Spectrum Brands,” said Dave Jones, Chairman & Chief Executive Officer. “Net sales showed strong growth of nine percent when compared to 2004 results adjusted to include United Industries. When compared to the same quarter last year, worldwide battery sales grew eleven percent and global sales of Remington branded products showed an improvement of ten percent. The lawn and garden, household insect control and pet supplies businesses we acquired with the United acquisition in February generated strong sales growth of seven percent versus their comparable standalone 2004 results. Spectrum Brands is continuing to deliver on our strategy of delivering industry-leading earnings growth through:

•	strategic acquisitions in consumer products categories with high growth potential,

•	investment in brand building and product innovation,

•	increased scale and strengthened relationships with major retailers, and

•	creation of significant synergies through leveraging past investments in capacity and infrastructure.”

Second Quarter Results

Spectrum Brands’ second quarter net sales were $534.5 million, as compared to $278.0 million for the same period last year, in large part due to the inclusion of results from our acquisitions of United Industries and our Brazilian battery business. United contributed $228.0 million to net sales during the eight week period included in second quarter results.

Gross profit for the quarter was $189.5 million versus $122.8 million for the same period last year. This increase is primarily attributable to the $90.8 million impact of the United acquisition, partially offset by a $27.7 million inventory valuation charge also associated with the United acquisition. In accordance with U.S. generally accepted accounting principles, inventory acquired as part of the United acquisition was revalued as part of the purchase price allocation. This accounting treatment resulted in an increase in acquired inventory of $29.3 million. During the current quarter $27.7 million of the inventory write-up was recognized in cost of goods sold. The remaining $1.6 million is expected to be amortized to cost of goods sold in Spectrum Brands’ third quarter and will have an unfavorable impact on that quarter’s gross profit. The inventory valuation has no cash impact to the company. Second quarter 2004 gross profit included a $1.1 million benefit related to restructuring and related charges associated with the integration of the Remington acquisition. Excluding the inventory valuation and restructuring and related charges, gross profit for the second quarter was $217.2 million, representing a gross margin of 40.6 percent versus $121.7 million and 43.8 percent for the same period last year. The decline in gross margin percentage was driven by product mix changes coupled with the inclusion of the lower margin operations of United and our business in Brazil.

Operating income increased to $35.7 million compared with fiscal 2004’s second quarter operating income of $22.5 million. The increase was attributable to the impact of the United acquisition and the benefits resulting from restructuring and related initiatives associated with the Remington acquisition. Operating expenses in 2005 included restructuring and related charges of $0.2 million related to the United acquisition. In 2004 operating expenses included $4.9 million of restructuring and related charges associated with the Remington acquisition. Excluding these restructuring and related charges, operating expenses were $153.6 million, or 28.7 percent of sales, for the quarter versus $95.4 million, or 34.3 percent of sales, for the same period last year. Pro forma operating income for the second quarter was $63.6 million compared to $26.3 million reported last year, a 142 percent increase.

Interest expense for the quarter was $39.0 million, including the write-off of $12.0 million in debt issuance costs related to the refinancing of Spectrum Brands’ bank credit facility in connection with the United acquisition. The remaining increase over second quarter 2004’s reported interest expense of $16.1 million was due to increased debt levels associated with the United acquisition.

The net loss for the second quarter was $1.9 million compared to net income of $2.6 million in the prior year. Diluted loss per share of four cents compares with diluted earnings per share of eight cents in the second quarter of 2004. The favorable impact on 2005 second quarter net sales and operating income from the inclusion of United’s results was more than offset by the $27.7 million inventory valuation charge and the $12.0 million in interest expense related to the write-off of debt issuance costs. Pro forma diluted earnings per share were 51 cents, a 168 percent improvement as compared with pro forma diluted earnings per share of 19 cents for the comparable period last year.

North American net sales (excluding United Industries) were $112.6 million as compared with $114.5 million reported last year, as strong growth in sales of Remington branded products was offset by a slight decline in battery sales. North American segment profits were $22.7 million, a 15 percent improvement over the $19.7 million reported last year, due to the cost benefits from restructuring and related initiatives associated with the Remington acquisition.

European/ROW net sales were $144.3 million versus $132.7 million reported last year. Favorable foreign exchange accounted for $6.3 million of the increase in total net sales. Segment profitability for the quarter was $19.4 million, compared with $20.3 million last year. The profitability decline is attributable to the continued investment in sales and marketing to support the expansion of the Remington product line throughout Europe.

In Latin America, net sales increased to $49.6 million as compared to $30.8 million in the second quarter last year, in large part driven by the inclusion of net sales from our acquired Brazilian business. Excluding Brazil, net sales increased by ten percent compared with the prior year. Latin American segment profitability of $3.6 million compares to last year’s $3.7 million. Segment profitability was favorably impacted by the inclusion of Brazil and improved results in the Southern cone region offset by continued softness in the Andean region.

Net sales from the United segment were $228.0 million for the eight week period subsequent to the acquisition of United. United contributed segment profits of $13.9 million in the second quarter.

Corporate expenses were $23.7 million, up from $17.4 million in the prior year. The increase was primarily due to higher research and development and legal expenses as well as the increased costs associated with Sarbanes Oxley Section 404 compliance. Second quarter corporate expenses were 4.4 percent of net sales as compared to 6.3 percent in the same period last year.

Six-Month Results

Net sales for the six months ended April 3, 2005 were $1.025 billion, compared with $732.0 million for the prior year. The increase was largely driven by the inclusion of results from the acquisition of United and our Brazilian battery business, which contributed net sales of $228.0 million and $30.0 million respectively. Favorable foreign exchange rates contributed $30.7 million. Growth in most product categories for the six month period was offset by a decline in the shaving and grooming category during the first quarter.

Gross profit for the six month period was $387.9 million compared with $315.9 million for the same period last year. This increase was primarily attributable to the impact of the United acquisition, offset by the $27.7 million inventory valuation charge discussed above. Fiscal 2004 year to date gross profit included a $1.1 million benefit related to restructuring and related charges associated with the Remington acquisition. Year to date pro forma gross profit was $415.6 million versus $314.8 million in the same period last year. Pro forma gross margin was 40.5 percent in the first half of 2005 compared with 43.0 percent last year. The decline in gross margin percentage was driven by product mix changes as well as the inclusion of the lower margin operations of United and our Brazilian business.

Operating income was $96.9 million, compared with $72.2 million reported last year. In the first half of fiscal 2005, the increase in operating income was primarily attributable to the contribution from the acquisition of United, offset by the $27.7 million in inventory valuation charges discussed above. For the comparable period in fiscal 2004, operating income included a net $4.9 million in restructuring and related costs associated with the integration of the Remington business. Pro forma operating income was $124.3 million versus $77.1 million last year.

Interest expense rose to $55.9 million from $33.4 million last year, reflecting higher debt levels as well as the write-off of $12.0 million in debt issuance costs related to the refinancing of Spectrum Brands’ bank credit facility, both in connection with the United acquisition.

Net income for the fiscal 2005 six-month period was $26.0 million compared with $24.8 million in the prior year. Diluted earnings per share for the six-month period were 64 cents compared to 74 cents last year. Pro forma net income was $50.8 million versus $28.2 million reported last year. Pro forma diluted earnings per share for the six-month period were $1.26 compared to pro forma diluted earnings per share of 84 cents for the same period last year, a 50 percent improvement.

North American net sales (excluding United) were $328.4 million, compared with $348.3 million reported last year. The decline was primarily due to weakness in the shaving and grooming category during the first fiscal quarter. North American segment profitability was $63.9 million, a 19 percent improvement from $53.6 million reported last year, primarily as a result of the favorable impact of last year’s restructuring and related cost improvement initiatives, offset by lower sales.

European/ROW net sales were $366.6 million, up from $316.6 million last year. Favorable foreign exchange rates accounted for $24.5 million of the increase. The remaining increase is largely attributable to the inclusion of our Chinese battery business and sales growth in Remington branded products. Segment profitability increased by four percent to $55.4 million.

In Latin America, net sales increased to $102.3 million from $67.1 million in the prior year primarily due to a $30.4 million contribution from the acquisition of our Brazilian business. Latin American segment profitability was $9.4 million compared to $6.1 million last year, reflecting improved results in Brazil and the Caribbean region and a $1.6 million gain on the sale of fixed assets in Mexico.

Net sales from the United segment were $228.0 million for the eight week period subsequent to the acquisition of United. United contributed segment profits of $13.9 million.

Corporate expenses increased to $45.5 million, up from $35.7 million for the same period last year, attributable primarily to increased research and development and legal expenses as well as the increased costs associated with Sarbanes Oxley Section 404 compliance. In the first half of fiscal 2005, corporate expenses were 4.4 percent of net sales as compared to 4.9 percent in the same period last year.

Total debt as of April 3, 2005 was $1.9 billion. The increase of $1.1 billion since September 30, 2004 represents additional borrowings related to the United acquisition.

Recent Acquisitions

On April 29, Spectrum Brands finalized its acquisition of Tetra Holding GmbH, the leading global manufacturer and marketer of foods, equipment and care products for fish and reptiles, along with accessories for home aquariums and ponds. On February 7, 2005, the company acquired United Industries Corporation, a leading North American manufacturer and marketer of consumer products for lawn and garden care, household insect control and specialty pet supplies.

Fiscal Year 2005 Outlook

Spectrum Brands management is raising its earnings guidance for fiscal year 2005 diluted earnings per share to a range of $2.40 to $2.50. Fiscal 2005 net sales are projected at approximately $2.4 billion.

Webcast Information

Spectrum Brands management will discuss second quarter financial results in a live webcast on Wednesday, May 4, at 8:30 a.m. EDT. Interested investors and others can access this webcast through the company’s website, www.spectrumbrands.com.

Non-GAAP Measurements

Throughout this release, references are made to pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, “Reconciliation of GAAP to Pro Forma Financial Data,” for a complete reconciliation of operating income, net income and diluted EPS on a GAAP basis to pro forma operating income, pro forma net income and pro forma diluted EPS. The company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which can be found at www.spectrumbrands.com.

Spectrum Brands management and certain investors use pro forma results of operations as a means of analyzing the company’s current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides pro forma information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes these pro forma results provide useful supplemental information. However, pro forma results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands (formerly Rayovac Corporation, ROV:NYSE) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands’ products are sold by the world’s top 20 retailers and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q, respectively.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Pro Forma Financial Data

Table 4 - Fiscal 2004 Pro Forma Net Sales Comparison

Table 5 - Reconciliation of GAAP to Pro Forma EPS Guidance

Table 1

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Condensed Consolidated Statements of Operations

For the three and six months ended April 3, 2005 and March 28, 2004

(Unaudited)

(In millions, except per share amounts)

	THREE MONTHS				SIX MONTHS
	F2005	F2004		INC(DEC)	F2005	F2004		INC(DEC)
				%				%
Net sales	$534.5	$278.0		92.3%	$1,025.3	$732.0		40.1%
Cost of goods sold	345.0	156.3			637.4	417.2
Restructuring and related charges	—	(1.1)			—	(1.1)

Gross profit	189.5	122.8		54.3%	387.9	315.9		22.8%

Selling	105.6	57.4			206.0	158.9
General and administrative	40.9	33.1			71.6	69.6
Research and development	7.1	4.9			13.2	9.2
Restructuring and related charges	0.2	4.9			0.2	6.0

Total operating expenses	153.8	100.3			291.0	243.7

Operating income	35.7	22.5		58.7%	96.9	72.2		34.2%

Interest expense	39.0	16.1			55.9	33.4
Other income, net	(0.2)	(0.5)			(0.2)	(1.7)

(Loss) income from continuing operations before income taxes	(3.1)	6.9			41.2	40.5

Income tax (benefit) expense	(1.2)	2.6			15.2	15.4

(Loss) income from continuing operations	(1.9)	4.3			26.0	25.1

Loss from discontinued operations, net of tax	—	(1.7	)(a)		—	(0.3	)(a)

Net (loss) income	$(1.9)	$2.6			$26.0	$24.8

Average shares outstanding	43.2	33.1			38.7	32.6

(Loss) income from continuing operations	$(0.04)	$0.13			$0.67	$0.77
Discontinued operations	—	(0.05)			—	(0.01)

Basic (loss) earnings per share (b)	$(0.04)	$0.08			$0.67	$0.76

Average shares and common stock equivalents outstanding (c)	43.2	34.5			40.3	33.7

(Loss) income from continuing operations	$(0.04)	$0.12			$0.64	$0.74
Discontinued operations	—	(0.04)			—	—

Diluted (loss) earnings per share (b)	$(0.04)	$0.08			$0.64	$0.74

(a)	The three and six months ended March 28, 2004 reflect the after-tax net income of the Remington retail store business for which the Company discontinued operations in fiscal 2004.
(b)	Per share figures calculated prior to rounding in millions.
(c)	For the three months ended April 3, 2005 we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Supplemental Financial Data

For the three and six months ended April 3, 2005 and March 28, 2004

(Unaudited)

($ In millions)

	F2005	F2004
Supplemental Financial Data
Cash	$44.3	$34.3

Trade receivables, net	$424.2	$221.9
Days Sales Outstanding (a)	59	73

Inventory, net	$481.6	$196.1
Inventory Turnover (b)	3.7	3.3

Total Debt	$1,940.6	$791.6

	THREE MONTHS		SIX MONTHS
	F2005	F2004	F2005	F2004
Supplemental Cash Flow Data
Depreciation and amortization, excluding amortization of debt issuance costs	$13.5	$8.4	$22.8	$16.9

Capital expenditures	$13.6	$6.6	$20.7	$9.6

	THREE MONTHS		SIX MONTHS
	F2005	F2004	F2005	F2004
Supplemental Segment Sales & Profitability
Net Sales
North America	$112.6	$114.5	$328.4	$348.3
Europe/ROW	144.3	132.7	366.6	316.6
Latin America	49.6	30.8	102.3	67.1
United	228.0	—	228.0	—

Total net sales	$534.5	$278.0	$1,025.3	$732.0

Segment Profit
North America	$22.7	$19.7	$63.9	$53.6
Europe/ROW	19.4	20.3	55.4	53.1
Latin America	3.6	3.7	9.4	6.1
United	13.9	—	13.9	—

Total segment profit	59.6	43.7	142.6	112.8
Corporate	23.7	17.4	45.5	35.7
Restructuring and related charges	0.2	3.8	0.2	4.9
Interest expense	39.0	16.1	55.9	33.4
Other income, net	(0.2)	(0.5)	(0.2)	(1.7)

(Loss) income from continuing operations before income taxes	$(3.1)	$6.9	$41.2	$40.5

(a)	Reflects trade receivables, net divided by average daily sales during the period.
(b)	Reflects cost of sales (excluding restructuring and related charges) during the period divided by net inventories multiplied by four.

Table 3

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Reconciliation of GAAP to Pro Forma Financial Data

For the three months ended April 3, 2005 and March 28, 2004

(Unaudited)

(In millions, except per share amounts)

	THREE MONTHS
	F2005				F2004
	As Reported	Pro Forma Adjustments		Pro Forma	As Reported	Pro Forma Adjustments		Pro Forma
Net sales	$534.5	$—		$534.5	$278.0	$—		$278.0

Gross profit	189.5	27.7	(a)	217.2	122.8	(1.1	)(b)	121.7
Gross profit % of sales	35.5%			40.6%	44.2%			43.8%

Operating expenses	153.8	0.2	(c)	153.6	100.3	4.9	(b)	95.4
Operating income	35.7	27.9		63.6	22.5	3.8		26.3
Operating income % of sales	6.7%			11.9%	8.1%			9.5%

(Loss) income from continuing operations before income taxes	(3.1)	39.9	(d)	36.8	6.9	3.8		10.7
(Loss) income from continuing operations	(1.9)	25.0		23.1	4.3	2.4		6.7

Loss from discontinued operations, net of tax	—			—	(1.7)	1.7	(e)	—

Net (loss) income	(1.9)	25.0		23.1	2.6	4.1		6.7

Basic (loss) earnings per share (f)	$(0.04)	$0.58		$0.54	$0.08	$0.12		$0.20

Diluted (loss) earnings per share (f)	$(0.04)	$0.55	(g)	$0.51	$0.08	$0.11		$0.19

(a)	Reflects an inventory valuation adjustment of $27.7 million related to the fair value write-up of United inventory in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) 141, “Business Combinations.”
(b)	For the three months ended March 28, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.
(c)	For the three months ended April 3, 2005, reflects $0.2 million of restructuring and related charges associated with the United acquisition.
(d)	For the three months ended April 3, 2005, interest expense includes $12.0 million related to the write-off of debt issuance costs associated with debt refinanced in connection with the United acquisition.
(e)	Reflects the after-tax net income of the Remington retail service center business for the three months ended March 28, 2004.
(f)	Per share figures calculated prior to rounding in millions.
(g)	Pro forma earnings per share calculation for the three months ended April 3, 2005 assume diluted shares outstanding of 45.0 million.

Table 3 (continued)

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Reconciliation of GAAP to Pro Forma Financial Data

For the six months ended April 3, 2005 and March 28, 2004

(Unaudited)

(In millions, except per share amounts)

	SIX MONTHS
	F2005				F2004
	As Reported	Pro Forma Adjustments		Pro Forma	As Reported	Pro Forma Adjustments		Pro Forma
Net sales	$1,025.3	$—		$1,025.3	$732.0	$—		$732.0

Gross profit	387.9	27.7	(a)	415.6	315.9	(1.1	)(b)	314.8
Gross profit % of sales	37.8%			40.5%	43.2%			43.0%

Operating expenses	291.0	(0.3	)(c)	291.3	243.7	6.0	(b)	237.7
Operating income	96.9	27.4		124.3	72.2	4.9		77.1
Operating income % of sales	9.5%			12.1%	9.9%			10.5%

Income from continuing operations before income taxes	41.2	39.4	(d)	80.6	40.5	4.9		45.4
Income from continuing operations	26.0	24.8		50.8	25.1	3.1		28.2

Loss from discontinued operations, net of tax	—	—		—	(0.3)	0.3	(e)	—
Net income	26.0	24.8		50.8	24.8	3.4		28.2

Basic earnings per share (f)	$0.67	$0.64		$1.31	$0.76	$0.11		$0.87

Diluted earnings per share (f)	$0.64	$0.62		$1.26	$0.74	$0.10		$0.84

(a)	Reflects an inventory valuation adjustment of $27.7 million related to the fair value write-up of United inventory in accordance with the requirements of SFAS 141, “Business Combinations.”
(b)	For the six months ended March 28, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.
(c)	For the six months ended April 3, 2005, operating expenses include a $1.6 million gain on sale of land and building, offset by a $1.1 million charge related to the disposal of our Madison, WI manufacturing facility, closed in fiscal 2003.
(d)	For the six months ended April 3, 2005, interest expense includes $12.0 million related to the write-off of debt issuance costs associated with debt refinanced in connection with the United acquisition.
(e)	Reflects the after-tax net income of the Remington retail service center business for the six months ended March 28, 2004.
(f)	Per share figures calculated prior to rounding in millions.

Table 4

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Fiscal 2004 Pro Forma Net Sales Comparison

For the three month periods ended March 28, 2004, June 27, 2004 and September 30, 2004

(Unaudited)

(In millions)

	F2004
	Q2 (c)	Q3	Q4	Total
Rayovac (a)	$290.4	$316.8	$376.9	$984.1
United Industries (b)	212.7	327.8	198.4	738.9

Pro Forma Net Sales	$503.1	$644.6	$575.3	$1,723.0

(a)	Net sales for Microlite included in Rayovac for the three months ended March 28, 2004 and for the two months ended May 28, 2004 (Microlite acquisition date) as if the acquisition had occurred at the beginning of the periods presented.
(b)	For all periods presented, net sales of United Industries have been restated to reflect the acquisitions of Nu-Gro, United Pet Group and Firstrax as if they occurred at the beginning of the period presented.
(c)	2004 second quarter net sales of United Industries have been restated, for comparability, to reflect sales for the eight week period ended March 28, 2004.

Table 5

SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)

Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance

Estimate for Fiscal Year Ended September 30, 2005 and Actual for Fiscal Year Ended September 30, 2004

(Unaudited)

(In millions)

	F2005	F2004
	EPS Range	EPS
Diluted Earnings Per Share	$1.63 - $1.71	$1.61

Pro Forma Adjustments:
Inventory Valuation Adjustment, Net of Tax	0.41 - 0.41	—
Debt Issuance Cost Write-Off, Net of Tax	0.16 - 0.16	—
Restructuring and Related Charges, Net of Tax	0.20 - 0.22	$0.23
Discontinued Operations, Net of Tax	—	$0.01

Pro Forma Diluted Earnings Per Share	$2.40 - $2.50	$1.83

CONTACT:	Spectrum Brands Investor Contact: Nancy O’Donnell, 770-829-6208 (VP Investor Relations) or Ketchum for Spectrum Brands Media Contact: David Doolittle, 404-879-9266